Exhibit 10.31

PRIMERICA

RETIREMENT BENEFIT EQUALIZATION PLAN FOR

CERTAIN EXECUTIVES OF SMITH BARNEY, HARRIS UPHAM & CO. INCORPORATED

I.  Purpose of the Plan

The purpose of this Primerica Retirement Benefit Equalization Plan for Certain Executives of Smith Barney, Harris Upham & Co. Incorporated (“the Plan”) which is sponsored by Smith Barney, Harris Upham & Co. Incorporated (the “Company”) is to equalize the benefit formula applicable to certain employees participating in the Primerica Retirement Plan (“the Retirement Plan”) successor to the Primerica Holdings, Inc. Retirement Plan for Salaried Employees whose benefits under the Retirement Plan are or will be limited as a result of the Internal Revenue Code of 1986, as amended (“Code”) with the benefit formula applicable to other employees.  This Plan is effective January 1, 1993 (the “Effective Date”).

II.  Administration of the Plan

The Annuity Board administering the Retirement Plan shall be the Plan Administrator of the Plan.  The Annuity Board shall have full authority to determine all questions arising in connection with the Plan, including its interpretation, may adopt procedural rules, and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan.  Decisions of the Annuity Board shall be conclusive and binding on all persons.  The Annuity Board which is the Plan Administrator, is responsible for the operation and administration of the Plan.  The Plan Administrator has such powers as may be necessary to carry out the provisions of the

Plan, including the power and discretion to determine all benefits and resolve all questions pertaining to the administration, interpretation and application of Plan provisions.

III.  Application of the Plan

The Plan shall apply to any employee of the Company who has been employed for a minimum continuous period of eighteen months by the Company or affiliate immediately before the designation to participate in the Plan and whose participation in the Plan is designated by the Chairman of the Company.

IV.  Benefits Payable

The Plan shall pay to each covered Participant of this Plan, or beneficiaries thereunder a benefit equal to the excess of:

(1)     the benefit that would have been accrued under the Retirement Plan (as the same may be in effect from time to time) after December 31, 1992 as if the Retirement Plan did not contain the limitations imposed by section 415 or section 401 (a) (17) of the Code, over

(2)     the benefit actually accrued under the Retirement Plan as amended to conform to such limitations, taking into account in any case any decision made regarding early or deferred retirement or optional methods of benefit payment.

Notwithstanding the foregoing, the only compensation that shall be taken into account to calculate benefits under this Plan shall be limited to the Participant’s base salary plus bonus.

Any compensation in excess of the sum of (amount specified in Section 401 (a) (17) of the Code plus $500,000) shall be disregarded.

Benefits payable to any person hereunder shall be paid at the same time and in the same manner as benefits payable to such person under the Retirement Plan, in accordance with all the terms and conditions applicable to such benefits under the Retirement Plan.  Any beneficiary designation under the Retirement Plan or election or form of benefits shall be deemed to be a beneficiary designation or benefit form under this Plan.

V.  General

The Plan may be amended or terminated at any time by the Board of Directors of the Company or by the Chairman of the Company, except that no such amendment or termination shall adversely affect the benefits payable on account of any covered Participant of the Retirement Plan in respect of service rendered prior to such amendment or termination.

Benefits under the Plan shall not be funded and shall be paid out of the general assets of the Company or its successor.  The Plan shall be construed, administered and enforced according to the Employee Retirement Income Security Act of 1974 and the laws of the State of New York.

VI. Claims Procedure

Claims for benefits under the Plan may be filed with the Annuity Board.  Written notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application is filed.  In the event the claim is denied, the reason for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided.  In addition, the claimant shall be furnished with an explanation of the Plan’s claims review procedure.

Any employee, a former employee, or beneficiary of either, who has been denied a benefit by a decision of the Annuity Board pursuant to the above paragraph shall be entitled to request the Annuity Board to give further consideration to his claim by filing with the Annuity Board (on a form which may be obtained from the Annuity Board) a request for a hearing.  Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Annuity Board no later than 60 days after receipt of the written notification provided for in the prior paragraph.  The Annuity Board shall then conduct a hearing within the next 60 days, at which the claimant may be represented by an attorney or any other representative of his choosing and at which the claimant shall have an opportunity to submit written and oral evidence and arguments in support of his claim.  At the hearing (or prior thereto upon five (5) business days written notice to the Annuity Board) the claimant or his representative shall have an opportunity to review all documents in the possession of the Annuity Board which are pertinent to the claim at issue and its disallowance.  Either the claimant or the Annuity Board may cause a court reporter to attend the hearing and record the proceedings.  In such event, a complete written transcript of the proceedings shall be furnished to both parties by the court reporter.  The full expense of any such court reporter and such transcripts shall be borne by the party causing the court reporter to attend the hearing.  A final decision as to the allowance of the claim shall be made by the Annuity Board within 60 days of receipt of the appeal (unless there has been an extension of 60 days to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the 60 day period).  Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific reference to the pertinent Plan provisions on which the decision is based.